UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Vitesse Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

Chap-Cap Activist Partners Master Fund, Ltd.
Chap-Cap Partners II Master Fund, Ltd.
Chapman Capital L.L.C.
Robert L. Chapman, Jr.

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CHAPMAN CAPITAL LAUNCHES INVESTIGATION
 INTO VITESSE DIRECTORS SHIRE AND HANSON
INVESTMENT ADVISOR TO SEEK INFORMATION REGARDING BACKGROUNDS, AFFILIATIONS AND BOARD QUALIFICATION

LOS ANGELES, CA. – AUGUST 21, 2007 ... Chapman Capital L.L.C., investment advisor to two investment funds that together comprise the largest reported ownership block of Vitesse Semiconductor Corporation (PK:  VTSS; “Vitesse” or “the Company”), today announced it has launched a formal investigation into the backgrounds and affiliations of non-shareholder elected directors Willow B. Shire and Steven P. Hanson.  This investigation is the direct result of the failure of Vitesse’s entrenched incumbent Board of Directors (“the Board”), consisting of Christopher Gardner, Edward Rogas, Vincent Chan, Alex Daly, Willow Shire and now Steve Hanson, to seek and obtain exemptive relief from the U.S. Securities and Exchange Commission to call a meeting of shareholders to elect their own representatives to the Board.

Robert L. Chapman, Jr., Managing Member of Chapman Capital, commented, “Nearly two years has passed since Vitesse’s owners have been allowed to attend a shareholders meeting to elect directors.  Instead, foisted upon Vitesse’s owners are these ‘re-treaded’ substitutes who have been admitted to Vitesse’s boardroom without the legitimacy of being vetted, much less elected, by the owners to whom they purport to report. To Chapman Capital, Vitesse’s Board and senior management seem quite anxious to perpetuate the absolute veto power that has allowed them to discriminate against director candidates who may ‘disrupt’ their stock option and cash compensation enriching party, while holding them accountable and potentially opening ‘back-dated option closets’ concealing a skeleton or two.”

Regarding Vitesse Semiconductor’s announcements of Willow Shire and Steve Hanson’s “election” by the Company’s Board to that same Board, Mr. Chapman stated, “Our preliminary research into the backgrounds of Ms. Shire and Mr. Hanson has been tremendously disconcerting.  As the advisor to Vitesse’s largest ownership block, Chapman Capital feels it has a fiduciary duty to investigate these individuals in order to understand how and why Vitesse CEO Christopher Gardner possibly could opine that they ‘exemplify the kind of business leader that Vitesse is seeking to attract as an independent director.’  Our initial conclusions have been to the contrary.”

According to published reports, Willow Shire  “was given the sack” and “walloped by workplace change” when her employment with Digital Equipment terminated in January 1994 after just one year as vice president of Health Industries.  Ms. Shire reportedly then decided to “take a year off to contemplate, to listen to herself” and “take on just enough consulting work

to pay bills.”1   Ms. Shire re-appeared nearly a half decade later in the devolved form of a “management consultant” who reportedly was given the pedestrian assignment of “doing the confidential survey” of the Bolton, Massachusetts police department’s employees.2  Other information already uncovered as part of Chapman Capital’s preliminary due diligence on Ms. Shire may be made available to certain Vitesse owners upon request, and shall be made public when Chapman Capital discloses the results of its full investigation.

According to published reports, Steve Hanson appears to have to his discredit an “upside down resume” involving his replacement as CEO of $3 billion market capitalization ON Semiconductor Corporation following a 90% decline in ON’s publicly-traded shares while Mr. Hanson held its chief executive responsibility.3  Mr. Hanson since has migrated downward to serve as the CEO of Mesa, AZ-based InPlay Technologies Inc., which recently reported a 75% decline in second quarter net revenues to a mere $645,000 total, playing no small role in its mere $15 million market capitalization.  Other information already uncovered as part of Chapman Capital’s preliminary due diligence on Mr. Hanson may be made available to certain Vitesse owners upon request, and shall be made public when Chapman Capital discloses the results of its full investigation.

With respect to Vitesse purportedly having obtained support for the “election” of Ms. Shire and Mr. Hanson to the Company’s Board, Mr. Chapman commented, “Though Chapman Capital questions whether other Vitesse owners conducted adequate due diligence before reportedly acceding to the incumbent Board’s recent admissions, taken merely at face value CEO Chris Gardner’s unsubstantiated report of ‘significant support’ is most encouraging given Chapman Capital’s desire to focus its resources on today’s announced investigation.  In fact, it has prompted our firm to expect that such unspecified, alternate investor block soon shall legitimize and publicly confirm its identity and embracement of a reconstituted Board by making a simple, inexpensive4 petition to the Delaware Chancery Court5 for Vitesse to call its long overdue 2007 annual meeting – the same meeting that Vitesse has claimed repeatedly it also desires to call but “is precluded from” doing so.  Certainly, these nameless owners who supposedly support Ms. Shire and Mr. Hanson would benefit from any salubrious effect on Vitesse’s unhealthy stock price that should accompany such corporate governance milestone, particularly when accomplished with the full, legal endorsement of Vitesse’s ‘precluded’ Board.”  Chapman Capital does recognize that an alternate advisor to another large Vitesse ownership block may feel inhibited from using the court system by possible recent statutory violations or convictions.

VITESSE INVESTIGATION HOTLINE

Chapman Capital encourages any party who has endured professional interaction with or exposure to either Ms. Willow Shire or Mr. Steve Hanson to contact Chapman Capital, anonymously or for attribution at the caller’s full discretion, at (310) 373-0404 ext. 200.  E-mail transmissions reporting evidence for use by the investigations of Ms. Shire and Mr. Hanson should be sent to info@chapcap.com.

Chapman Capital expects to file today with the Securities and Exchange Commission amended Schedules DEFN14A and 13D.  In addition, investigations of Messrs. Gardner, Rogas, Chan, and Daly are expected to follow those of Ms. Shire and Mr. Hanson.

1 Source:  The Straights Times (Singapore):  August 17, 1994.
2 Source:  Telegram and Gazette (Massachusetts), July 15, 1998.
3 ON shares came public at $16/share within three months of Mr. Hanson being named CEO, but within three years had plummeted to $1.65/share at the time of the announcement of Mr. Hanson’s replacement by current CEO Keith Jackson.
4 Legal costs required to procure an annual meeting are estimated to be a few basis points of the common stock cost basis of any material ownership block of Vitesse, removing any legitimacy from “expense” being used as pretext to assert the contrary.
5 For case law relating to the Delaware Chancery Court’s opinion on the matter of corporate governance delinquents such as Vitesse, please see http://www.delawarelitigation.com/Vesta.pdf.

Chapman Capital L.L.C. is a Los Angeles, CA based investment advisor focusing on takeover and turnaround investing.  The firm is the registered investment advisor to Chap-Cap Partners II Master Fund, Ltd. and Chap-Cap Activist Partners Master Fund, Ltd., the combined owners of approximately 8.9% of Vitesse Semiconductor’s common shares.  Over the past eleven years, Chapman Capital has agitated successfully for the restructuring or sale of over twenty five publicly-traded companies, including recently closed transactions involving Entertainment Distribution Company, Inc./Glenayre Messaging, Carreker Corporation, Sunterra Corporation, Embarcadero Technologies, Inc., and Agile Software Corporation.  Mr. Chapman previously was employed by Goldman Sachs & Co., Scudder Stephens, & Clark, and NatWest Bank USA.  Related news releases, as well as additional information on Chapman Capital, may be found at http://www.chapmancapital.com.

Vitesse Semiconductor Corporation is a Camarillo, CA based technology firm that designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for communications and storage networks worldwide.  Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Advanced Switching, Fibre Channel, Serial Attached SCSI (SAS), Optical Transport and other applications.  Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro and Core applications.  Vitesse news releases, as well as additional information on the Company, can be found at http://www.vitesse.com.

THE TRANSMISSION OF THIS COMMUNICATION IN NO WAY OR FORM CONSTITUTES OR SERVES AS A) A SOLICITATION OF PROXIES FROM, OR B) AN EFFORT TO ACT IN CONCERT WITH ANY STOCKHOLDER OF VITESSE SEMICONDUCTOR CORPORATION.  CHAPMAN CAPITAL, UNDER CERTAIN CONDITIONS, INTENDS TO MAKE PRELIMINARY AND DEFINITIVE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION OF A PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE VITESSSE SEMICONDUCTOR CORPORATION 2007 ANNUAL MEETING.  SECURITY HOLDERS ARE ADVISED TO READ SUCH PROSPECTIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF VITESSE SEMICONDUCTOR CORPORATION FOR USE AT THE 2007 ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROSPECTIVE PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO VITESSE SEMICONDUCTOR CORPORATION STOCKHOLDERS AND WILL BE AVAILABLE AT NO COST AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.  INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROSPECTIVE PROXY SOLICITATION WILL BE CONTAINED IN THE SCHEDULE 13D FILED BY CHAPMAN CAPITAL L.L.C. AND IN AMENDMENTS THERETO.

CONTACT:
R. Jordan Frenkel
Phone: (310) 373-0404